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                                                                   EXHIBIT 10.28


                               EMPLOYMENT CONTRACT

BETWEEN



o        JABIL CIRCUIT AUTOMOTIVE

         A French SOCIETE PAR ACTIONS SIMPLIFIEE with a share capital of 17,537,000 euros, registered at the Orleans Trade and Companies Registry under number 441 772 340, and whose registered office is situated N(degree) 6, 3e Avenue, Parc d'Activites, Synergie Val de Loire, 45130 Meung sur Loire, France.

         Represented by Mr. Forbes ALEXANDER, duly authorized.


                  (hereinafter referred to as the "Company")


                                                                 ON THE ONE HAND


AND



         MR. MICHEL CHARRIAU,

         Born on 19 May 1942 in Nantes(44) France a French national whose address is 41 rue Montorgueil 78120 Rambouillet, France

                  (hereinafter referred to as "Mr Charriau")

                                                               ON THE OTHER HAND

                  (hereinafter together referred to as The "Parties")


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ARTICLE 1 - ENGAGEMENT

Mr Michel Charriau, who confirms that he is not bound by any obligation of non-competition, is employed, subject to his medical examination, from December 1, 2002, as European Chief Operating Officer.

Pursuant to article 1, paragraph 6 of the collective bargaining agreement of "INGENIEURS ET CADRES DE LA METALLURGIE" applicable to the Company, Mr Charriau who will have the status of superior executive ("cadre dirigeant"), will have a "HORS STATUT" position , by virtue of his high level of qualification and his great independence in the organization of his work.


ARTICLE 2 - TERM

This contract is concluded for a term at will. It may not be terminated other than in case of serious fault/ gross misconduct or force majeure, except by notice given by either party in accordance with the Collective Agreement, at least 3 months in advance. This notice period will be increased to 4 months after 1 year of service, and increased again to 6 months after 5 years of service, if Mr Charriau were dismissed without being included in a redundancy program connected with the FNE (French national fund for pre-retirement).

The Parties declare that it is their mutual intention that the present contract should last for a minimum period of 30 months, i.e until end June 2005 and, therefore, the Company agrees to provide special compensation to Mr Charriau, in case of termination of this contract by the Company before that date, as specified in article 12 below.


ARTICLE 3 - DUTIES

In his role as European Chief Operating Officer, Mr Charriau will in particular intervene in areas such as capacity administration, expansion and development of management talent, creation of supply chain and manufacturing differentiators, business development of major European OEM accounts, enhanced customer relationship management, and focused financial management, with a view to positively influence the Company's market share, quality of customer solutions, and financial results.

In respect of all of his duties, Mr Charriau will report to the Corporate Chief Operating Officer of the Company.


ARTICLE 4 - REMUNERATION

In remuneration of his services, Mr Charriau will receive a gross yearly salary of 325,000 euros paid in 12 equal monthly instalments.

Mr Charriau will also participate in a bonus program that can possibly will pay up to 80% of his base salary, depending upon achievement of mutually agreed upon objectives related to operating income growth and achievement of EPS targets.

Mr Charriau will also, upon commencement of his employment with Jabil, be offered stock options in respect of 20,000 shares of Jabil common stock. Details of the stock option plan applicable will be provided to Mr Charriau on a later date.



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In addition, Mr. Charriau will also be provided a "restricted stock grant" for
10,000 shares of Jabil common stock, which will become unrestricted upon achieving financial results and metrics to be determined at a future date.


ARTICLE 5 - COMPANY CAR

The Company will provide Mr Charriau with a company car of type similar to the same vehicle that he currently enjoys with Philips (BMW) and will pay all expenses relating to his professional use of this car.

Mr Charriau will be authorised to keep this car for his personal use. He therefore accepts that the Company will retain from his payslip the sum corresponding to the value of this personal use of this car, this sum being calculated according to the guidelines and rules enacted by the tax and social security administration from time to time in force.

He also undertakes to ensure that the car is maintained and in a good state of repair at the Company's expenses.

Mr Charriau will pay any fines incurred through the use of the car.



ARTICLE 6 - PROFESSIONAL EXPENSES

The Company will reimburse Mr Charriau's professional travel expenses, telephone, hotel, reception and other professional expenses relating to the carrying out of his duties, upon provision of receipts or other evidence of payment in accordance with Jabil's normal business practices.

In the event that a professional credit card is provided to him, Mr Charriau will have to comply with the company rules governing its use.


ARTICLE 7 - WORKING HOURS

Taking into account that :

- Mr Charriau will have considerable freedom in the organisation of his working time,

- he will be in a position to make decisions in a significantly autonomous manner,

-        the level of his remuneration is amongst the highest in the company,

Mr Charriau expressly recognises that he will have the status of "senior executive" ("CADRE DIRIGEANT") and that he will not be subject to the legislation regulating working hours, in application of article L. 212-15-1 of the French Labour Code.



ARTICLE 8 - PLACE OF WORK - MOBILITY- TRAVELS

Mr Charriau's place of work is that of the Company's place of business. Mr Charriau expressly recognises and accepts that this place of business can be modified in the future, according to the needs of the Company and that he may be requested to change his place of work.


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Mr Charriau recognises and accepts that he will be required to travel frequently, both in France and abroad.


ARTICLE 9 - HOLIDAYS

Mr Charriau is entitled to 25 days of paid holidays for each holiday year (each holiday year runs from 1 June in the previous year to 31 May in the current year).

Mr Charriau 's holiday dates will be decided with the Corporate Chief Operating Officer of the Company.

If, at the date of termination of this contract, Mr Charriau has taken days of holiday over and above his entitlement for the current year, calculated PRO RATA TEMPORIS, the company may make a deduction from his final salary payment corresponding to the number of days exceeding his holiday entitlement.

If, at the date of termination of the contract, Mr Charriau has not taken all the holiday to which he is entitled in the relevant holiday year, the company may ask him to take the holiday in question or may pay him compensation in respect of that holiday.


ARTICLE 10 - RETIREMENT - DEATH & DISABILITY COVER

RETIREMENT

Mr Charriau will be entitled to participate in the French ARRCO and AGIRC pension schemes of the Company in respect of all parts of his salary in the same conditions as these in force with his prior employer. The Company will contribute to the extent provided for by the ARRCO and AGIRC retirement regimes.

In respect of complementary contributions based upon "tranche C" of his salary, as calculated by reference to the social security ceiling, The overall contribution of 20% will be paid for 12.5 % by the Company and for 7.5% by the employee.

DEATH AND DISABILITY

Mr Charriau will benefit from a death and disability insurance comparable to that which he had with his previous employer, detailed conditions of which will be provided to him in a separate document at a later date.

Furthermore in case of absence from work due to illness or accident his salary (special contributions paid by the social security being taken into account) will remain at 100% for the first 6 months and 50% for the next 6 months.


ARTICLE 11 - EXCLUSIVITY - CONFIDENTIALITY

11.1     EXCLUSIVE ACTIVITY

For the duration of this contract, Mr Charriau agrees not to carry on, except upon express authorisation of the company, any activity whatsoever, in his own name or for any other person, company, or entity whatsoever, which may be in competition directly or indirectly with the activity of the Company.



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11.2     CONFIDENTIALITY AND TRADE SECRETS


Mr Charriau undertakes to keep confidential any information defined as trade secrets and confidential in the list below, which is non-exhaustive:

- Any information concerning or provided by or on behalf of any client of the Company or any affiliated legal entity;

- Protected information, inventions, technology, software, equipment, configuration, research and development, know-how and any technical data;

- Information concerning the Company's current activities and current and future plans;

-        Information concerning the development of new products or services;

-        Information concerning production and manufacturing secrets;

- Any document or any other material clearly identified by the word "CONFIDENTIAL" which has been supplied to Mr Charriau by the Company.

This obligation of discretion also applies to third parties and employees of the business and will remain in force after the termination of this contract agreement, without any limitation.


ARTICLE 12 - CONTRACTUAL TERMINATION INDEMNITY

The Parties declare that it is their mutual intention that the Company should employ Mr Charriau for a minimum period of 30 months, starting from the date of signature. The Company therefore recognises that Mr Charriau's acceptance of the present contract is conditional upon this commitment.

In the event of a termination of this contract at the Company's initiative occurring before the 30th June 2005, and only if this termination is not based on a serious fault or gross misconduct of Mr Charriau, the Company agrees to pay to Mr Charriau a global contractual termination indemnity, covering any severance indemnity applicable by law or under the collective bargaining agreement, of which amount will correspond to the aggregate net salary that Mr Charriau would have received between the end of his notice period (whether performed or not) and the 30th June 2005


ARTICLE 13 - MISCELLANEOUS

The clauses of this contract are several and independent clauses.

This contract is subject to French law and exclusive jurisdiction of French courts.



Made at ______________
in two original copies
the 1ST OF DECEMBER 2002




/s/                                                  /s/ MICHEL CHARRIAU
---------------------------------                    -------------------------
FOR JABIL CIRCUIT AUTOMOTIVE, SAS                    MR MICHEL CHARRIAU
MR _____________